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THIS  FILING  CONSISTS  OF A  TRANSCRIPT  OF THE  REGISTRANT'S  CONFERENCE  CALL
ANNOUNCING ITS 3rd QUARTER RESULTS AND PROPOSED MERGER.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Essex Corporation 2006 Third Quarter Earnings Conference Call. My name is Latisha, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference. [Operator Instructions] As a reminder, this conference is being recorded for replay purposes.

At this time, I will now turn the presentation over to Leonard Moodispaw, CEO, President and Chairman. Please proceed, sir.


LEONARD E. MOODISPAW, PRESIDENT, CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

Thank you very much, and thank you, everybody, for dialing in. Before we begin the presentation, as always, we will turn to Lisa and ask her to read the Safe Harbor Statement.


LISA G. JACOBSON, CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT
--------------------------------------------------------------------------------

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27a of the Securities Act of 1933 as amended, and Section 21e of the Securities Exchange Act of 1934 as amended. These statements are based on a number of assumptions concerning future events, and are subject to numerous risks, uncertainties, and other factors, many of which are outside the Company's control.

The anticipated results described in the forward-looking statements could be materially different from the actual events and results. For a description of these risks, uncertainties and other factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Essex disclaims any intention or obligation to revise any forward looking statements, whether as a result of new information, future event or otherwise.


LEONARD E. MOODISPAW, PRESIDENT, CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

Thank you, Lisa. You all may wonder why we've gathered you here today. We have several press releases that went out that may have gotten your attention. I actually wanted to point out that the major reason we have you together today is to declare it's been a great day for America. Those of you who know me well know that I am happy with yesterday's elections, and so we'll celebrate that. But then we'll talk about both press releases. I won't dwell much on either. I suspect that you all would like to ask some questions; and I am tempted to do my question and answer for you, but I won't do that.

Let's talk about the third quarter results first, and the press release does highlight those accomplishments for you. I think it was a very significant quarter for us, and one of the highlights of that has been the acquisition of Adaptive Optics up in Boston. They are the kind of company and bringing the technology that we've been looking for for quite some time. They are great folks. Jeff Yorsz and his team, Barb and Tom, and others who run the organization are just good folks to work with plus bringing the right kind of culture and the right kind of technology to the Company. So that is one of the major accomplishments recently; the Software Configurable Radar product that I mentioned in the press release, and the contract related to that, as well as the expansion of our largest contract, which was signed in mid-October, but which was obviously significant to us, and we've been talking about it occurring for quite some time.

So, the third quarter numbers are things that Lisa will talk about in a moment. You can see those and ask questions about them as you wish, but I think they show our continued growth. There's significant organic growth over and above the addition of AOA, and AOA didn't - is going to add to our top and bottom line for this year; and thus we're raising the guidance, as you see in the press release. Any time you have a press release with a quote from Lisa saying it's an extraordinary quarter with great results, you know it is, because Lisa understates those sorts of things.

I think I'll shift gears; just briefly on the other press release about our relationship with Northrop Grumman. In this area, I am very carefully scripted by lots of lawyers and helpers and friendly advisors about what I can say, and so I can't stray far from the press release. I think that the things we discussed in the press release, in terms of the very significant premium that Northrop is willing to pay for the Company, reflects our growth and reflects the important technologies that we have to offer, and we're looking forward to working within Northrop to make those things - to accelerate their pace and make them more available to customers and - customers both in the government and commercial side much faster because the resources of Northrop Grumman to work with us.

So, we believe that after the Board looked at the deal and had a fairness opinion and analyzed the transaction, we certainly thought it was something we should take forward to the shareholders; and we'll begin that process here shortly. I would imagine that some of the questions you would ask would be those covered in the proxy, which we will be getting to. Thus, please bear with me when you - if you ask questions and I tell you that I have to answer them at a later time.

So, with those highlights of mine, I'll ask Lisa to go back to the third quarter results and talk about them.


LISA G. JACOBSON, CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT
--------------------------------------------------------------------------------

Thanks, Len. I'll make my remarks relatively brief, but once again, we did have an extraordinary quarter with great results in all of our key financial metrics. Services and Products revenue increased an astonishing 9% over the last quarter, while the gross margin on our Services and Products revenue improved from 28% to almost 31% during the current quarter. This drove our operating income up to 3.9 million for this quarter, almost 80% of the 4.9 million operating income achieved for the first six months of the current year. On top of that, we had an excellent quarter for cash flow, with operating cash flow of almost $7 million during the quarter.

With regard to revenue, total revenue for the third quarter of 2006 increased almost 56% over the same quarter in 2005, to about 66 million from almost 43 million. This year-over-year growth was driven, to a large degree, by increased revenue under our Thunder and Woodstock contracts, as well as our Cougar contract, which was awarded in December 2005. Revenue also increased approximately 5% sequentially over the second quarter of this year, growing from 63 million to 66 million in the current year quarter. This included the 9% increase in Services and Products revenue over the prior quarter, with a 10% decline in our low-margin Materials revenue.

Gross margin. We saw a decline in our gross margin to 25% for the third quarter of 2006 when contrasted with 2005 of 27%. The most significant factor for this decline over the prior year is the mix of revenue between Services and Products revenue and that low-margin Purchased Materials revenue. With regard to this quarter versus last quarter we experienced an increase in our total gross margin over last quarter from 23% to 25%. This was a result of both an increase in our Services and Products gross margin from 28% last quarter to the 31% this quarter, as well as a decrease in the low-margin Materials that tends to deflate our overall gross margin.

SG&A. SG&A increased to 11.2 million for the quarter ended September 30, 2006 from 7.7 million for the same quarter last year and 10.1 million from the previous quarter. While SG&A increased in nominal value, as a percentage of total revenue it declined from the same quarter of the prior year. Specifically, SG&A was 18% of total revenue for the third quarter of 2005 and 17% of total revenue for the quarter ended September 30, 2006. SG&A as a percentage of total revenue was 16% last quarter. The increase from 16% to 17% for the current quarter was as a result of increased investment in our facilities and support of our S&P revenue and additional bonus accrual. The $1.1 million research and development expense declined by 200,000 when compared to the previous quarter and increased 425,000 when contrasted to the same period last year. The increase over the prior year is primarily attributable to the development of our commercial products under our commercial products division. The decline from last quarter is due to the completion of several miscellaneous R&D projects.

Operating income. Operating income was $8.8 million year-to-date, up from 4.9 million at the end of the second quarter and almost double the 4.5 million of a year ago. The increased operating income is being driven by our increasing revenues. For the current quarter, operating income was 3.9 million versus 2.4 million last quarter. For the quarter our operating margin is very positively impacted by the gross margin improvements in our services and products revenue and the mix of our work is specifically more services and products revenue versus materials revenue.

Net income. Net income after taxes is at the estimated 40% rate for the third quarter of 2006. This contrasts with a de minimis tax provision in the prior year as a result of available net operating loss carry-forwards that reduced that effective tax rate.

Backlog. Our backlog at September 30, 2006, was $358.3 million. This does not include the $160 million increase in backlogs that resulted from the expansion of our Thunder contract that was announced in October.

With regard to our cash position, while cash decreased by approximately $7 million during the 9 months ended September 30, 2006, this decline reflects over $26 million in investment activities as we continued to expand our facilities to support our contracts and paid approximately 14.6 million in connection with an earn-out provision in related expenses from the Windermere acquisition.

Cash flow from operations totaled $14.3 million for the first nine months of the year, reflecting a significant reduction in our day sales outstanding down to approximately 59 days for the quarter ended September 30, 2006.

With regard to guidance, we are raising our revenue guidance to reflect our performance to date and anticipated continuing growth for the rest of the year to 250 million to $260 million. At this time we are reaffirming our guidance for 2007 revenues of 330 to $350 million.

With that, I'll turn it back to you, Len.


LEONARD E. MOODISPAW, PRESIDENT, CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

Thank you, Lisa, and with just another word or two, we'll take questions from you. I trust that the press release about our relationship with Northrop Grumman answers the questions that may have arisen, because we decided not to appear at the AeA conference. We mean no disrespect to AeA or any of the other attendees; we just felt it was inappropriate to appear with this transaction so imminent. So, we apologize for any confusion that might have caused, but that's the reason why we weren't there.

So, with that, we'll be happy to answer questions.


QUESTION AND ANSWER SECTION

Operator: We thank you for that presentation. [Operator Instructions]

And your first question comes from the line of Myles Walton with CIBC. Please proceed.

Q - MYLES WALTON: Thanks; good evening, and great quarter, guys.

A - LEONARD MOODISPAW: Thank you, Myles.

Q - MYLES WALTON: And congratulations on the good news. You...

A - LEONARD MOODISPAW: You know something about that company, I believe.

Q - MYLES WALTON: I do indeed. Could you talk a bit about how you think the business will fold into Mission Systems, and is there a similar business within that entity at the moment, or are you being stood up as a separate business in there? And then I do have a follow up question on culture, and how you think you're going to preserve it.

A - LEONARD MOODISPAW: We will be a - Essex will remain as a separate business unit within Mission Systems, within the intelligence operation run by Dan Allen. So - and I will continue to lead that group. So, we'll be a separate business unit, but we'll be part of their organization. I hope that answers your question, Myles.

Q - MYLES WALTON: Yes, it does. Is there similar work that's being done that's going to be folded in underneath?

A - LEONARD MOODISPAW: That's something we've talked, about but certainly not determined yet.

Q - MYLES WALTON: Okay. And then, Len, obviously you - the Company's culture is nothing short of unique...

A - LEONARD MOODISPAW: Is that a compliment, Myles?

Q - MYLES WALTON: It absolutely is.

A - LEONARD MOODISPAW: Okay, thank you.

Q - MYLES WALTON: Absolutely is. And obviously, your employees are your most important assets. As you go into these deals, one of the big risks is how you do you retain them and how do you preserve a culture, or try to avoid a culture collision? What are your plans to retain talent, and also maybe preserve or change the culture within Northrop?

A - LEONARD MOODISPAW: I don't think - if I'm around, I don't think it's possible for me to change, or the way we operate. And, to their credit, I believe Northrop Grumman recognizes that and wants us to continue with that culture. They know that's one of the reasons we've been successful. So they're encouraging us to continue that, and that's why they're keeping the Essex name as part of the business unit. And, I really don't see that we'll have any clash. I've had lots of conversations with the leadership of Northrop Grumman, from Ron Sugar on down, and they're encouraging us to spread the word, and I think we'll work well together.

Q - MYLES WALTON: Okay. And this was a -- unsolicited offer?

A - LEONARD MOODISPAW: That's correct; we weren't soliciting offers.

Q - MYLES WALTON: And, the employee headcount at the end of the quarter?

A - LISA JACOBSON: Around 975, with the - excuse me, that's including the AOA.

Q - MYLES WALTON: 975 including AOA?

A - LISA JACOBSON: Yes, it's around flat from last quarter:  about 800.

Q - MYLES WALTON: Okay, great. Congratulations, and nice quarter.

Q - LEONARD MOODISPAW: Thank you.

Operator: And your next question comes from the line of Chris Donaghey with SunTrust Robinson Humphrey. Please proceed.

Q - CHRIS DONAGHEY: Hi. Good evening, guys, and again -- great quarter, and congratulations on the news tonight.

A - LISA JACOBSON: Thank you.

Q - CHRIS DONAGHEY: Len, I wonder if you could talk a little bit about the customer perspective here, because clearly, one of the reasons why you have been as successful with that customer as you have is the responsiveness and the way you've approached that program, and I definitely have got the sense that - you know, in certain cases, the bigger defense companies are not viewed to be as nimble and responsive as what you have done with that customer. So how are they viewing this? Have you - has Northrop gone in and said, you know, we don't intend to change the way we do things?

A - LEONARD MOODISPAW: Our conversations with Northrop have been - there have been significant conversations on that very point, and Northrop recognizes it -- very sensitive to the point, and is - we're planning to work with the customer. We've been very careful about discussing this with customers in advance of the transaction, so we'll be out making that point. I believe Northrop will be emphasizing that they will support us in the area that you described of agility and responsiveness and back us up with their resources. So, I think that we'll continue to do that for customers.

Q - CHRIS DONAGHEY: Okay. Great. And, it's not really a surprise that you've attracted the attention of a company like this, in terms of being viewed as a potential acquisition. How are they viewing your business? I mean, you've got the two parts, both parts of the business look like they're very well-positioned going forward; but I would assume a $100 million a year type of program, as what you have with the Thunder program -- you're going to capture a lot of attention. Can you just talk about the relative weighting of the businesses that you have, in terms of how they evaluated Essex as part of this deal?

A - LEONARD MOODISPAW: I don't think I can, for a couple of reasons. One, I don't know; and -- I can speculate: I just know that they were interested in all aspects of the Company; not just the large programs, but in all of our technology. And together we see ways to accelerate the pace of getting our products out to customers. But, in terms of specific evaluations, I really can't comment, Chris.

Q - CHRIS DONAGHEY: Okay. No problem. And finally, one last Question: if you could just, can you tell us a little bit about the timing, when did they approach you? Was this something that went down very quickly, or has this been percolating for a while?

A - LEONARD MOODISPAW: I am resisting -- a number of comments come to mind. It's happened fairly quickly. I would say, I don't know, last 3 months, perhaps, things got serious, but I haven't -- I can't even remember when we began the conversations. So it's happened fairly quickly.

Q - CHRIS DONAGHEY: Okay. Great. Thanks again, and congratulations.

A - LEONARD MOODISPAW: Thank you.

Operator: And your next question comes from the line of Jim McIlree with Unterberg, Towbin. Please proceed.

Q - JAMES MCILREE: Thanks. Good evening. Was there -- this was not a bidding process; this was a sole negotiation with Northrop -- is that correct?

A - LEONARD MOODISPAW: Let me see ... there were a number of companies who expressed interest. We had, as the press release says, Jefferies Quarterdeck representing us, talking to a number of those customers, and this offer was deemed by the Board of Directors to be the best one to take to the shareholders.

Q - JAMES MCILREE: Okey dokey. And is there a break-up fee at all?

A - LEONARD MOODISPAW: Yes.

Q - JAMES MCILREE: Do I have to wait for the 8-K for that one?

A - LEONARD MOODISPAW: Yes.

Q - JAMES MCILREE: Ah -- okay. Len, thanks for everything. You've done a spectacular job with this Company.

A - LEONARD MOODISPAW: Well thank you, Jim, and your support has been very helpful. Thank you.

Operator: [Operator Instructions] And your next question comes from the line of Michael French with Kaufman Brothers. Please proceed.

Q - MICHAEL FRENCH: Good evening, everyone.

A - LEONARD MOODISPAW: Hi, Michael.

Q - MICHAEL FRENCH: Well, congratulations on the transaction. I'd just like to say, on a personal note, I agree with what has been said about your culture; it really is amazing, and I really enjoy these chats. It's been a lot of fun covering you, and very interesting as well. So I'm going to actually miss this, so it's good news, but it's sad news at the same time.

The first question I have has to do with the Defense Department. That's been an area where you've been attempting to seek more business, and obviously, Northrop's very strong there. Is part of the rationale behind this to expand your presence in that customer set?

A - LEONARD MOODISPAW: That's certainly going to be one of the benefits of the transaction: to take advantage of their wide capabilities throughout the Department of Defense and open doors for us and provide the credibility to us in those areas -- yes.

Q - MICHAEL FRENCH: Okay. And as far as Hart-Scott-Rodino, is there really much in the way of overlap? Or is that just sort of a formality?

A - LEONARD MOODISPAW: I don't think I can answer that yet. I just don't know.
I don't foresee any problems, but we're just really beginning the process. So I don't know.

Q - MICHAEL FRENCH: Okay. And has there been any discussion about the Commercial Products Group, and specifically - I assume they would continue to invest in the exciting products that they've developed; particularly, the Optical Encrypter and Network Analyzer, and those kinds of things.

A - LEONARD MOODISPAW: There's no - we don't anticipate any change in our plans to pursue all those technologies.

Q - MICHAEL FRENCH: Okay. Thank you, and good luck in the new environment.

A - LEONARD MOODISPAW: And Michael, thank you for your kind comments. It's been fun to work with you.

Q - MICHAEL FRENCH: Okay.

Operator: And from the line of Jefferies with the next question we have Matthew McKay. Please proceed.

Q - MATTHEW MCKAY: Good afternoon, guys. How best to put this? Let me raise a pitcher of margaritas to you guys for a job well done.

A - LEONARD MOODISPAW: Thank you, sir.

Q - MATTHEW MCKAY: So, just one question, just on the timing of why you felt now was a good time to potentially move on with the ownership? Just kind of looking at some of the stuff that's -- with the Software Configurable Radar going out, the Thunder contract extension, moving past the investment phase on some of these contracts that would hopefully lead to some margin expansion. And also, I think, some opportunities in the intelligence pipeline. Just curious as to why - what led you to now being the timing for the best time to relinquish control of the Company?

A - LEONARD MOODISPAW: Well, Matthew, you just gave me about 5 straight lines about a good time to relinquish control of the Company, because you know me. But let me put that aside. We didn't solicit the offer. The offer came in, and we have a duty to shareholders to present offers which are presented at a premium, and this offer came in and is driven by that fact: that it came in, and we followed the time lines that were associated with that. We were not out seeking to be acquired.

Q - MATTHEW MCKAY: Okay. So just a fair price, or a very good price, from what I can tell.

A - LEONARD MOODISPAW: Sure.

Q - MATTHEW MCKAY: Okay. Fair enough. Thanks again, guys, and best of luck. I'll miss you guys.

A - LEONARD MOODISPAW: Thank you.

Operator: And your next question comes from the line of Wendy Snow. Please proceed.

A - LEONARD MOODISPAW: Wendy!

Q: Len, I have to say I have to echo the sentiments from the Kaufman guy. I'm kind of sad you guys are going away. I'm going to miss these conference calls, and I'm going to miss owning you as a company. I've really enjoyed it. And congratulations to you and your team.

A - LEONARD MOODISPAW: Well, thank you. You're just sad we're not going to win any more prizes for you.

Q: That's right. You actually won me some cold hard cash.

A - LEONARD MOODISPAW: You can call me anytime. We'll do mock conference calls. How's that?

Q: Okay. That would be terrific. Again, congratulations to all your team.

A - LEONARD MOODISPAW: Thank you. Say hi to Phil.

Q: I will.

Operator: And there are no further questions in the queue. At this time, I will turn the call over to Mr. Moodispaw for closing remarks.


LEONARD E. MOODISPAW, PRESIDENT, CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------

Well, I thank everybody for their support throughout this period of time and your good questions; and I haven't included Jimmy Buffett at all in this call, so I will leave you to the thought that you should find one of Jimmy Buffett's songs called "It's Been A Lovely Cruise". I don't like slow songs, but that one kind of sums it all up. It's been a lovely cruise. So thank everybody very much. Good night.

Operator: Thank you for your participation in today's conference. Ladies and gentlemen, this concludes the presentation. You may all disconnect and have a good day.

                                       ###

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IN THE SOLICITATION OF PROXIES FROM ESSEX STOCKHOLDERS.  COLLECTIVELY, AS OF MAY
3, 2006, AS REPORTED IN THE PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS, THE BENEFICIAL OWNERSHIP OF THE DIRECTORS AND EXECUTIVE OFFICERS OF ESSEX WAS APPROXIMATELY 14.7%. STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH PARTICIPANTS BY READING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.